UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 29, 2007

INTERSTATE BAKERIES CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-11165	43-1470322
(Commission File Number)	(IRS Employer Identification No.)

12 East Armour Boulevard
Kansas City, Missouri	64111
(Address of Principal Executive Offices)	(Zip Code)

(816) 502-4000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.     Regulation FD Disclosure.

Interstate Bakeries Corporation (the “Company”) announces that Philip A. Vachon, a member of the Company’s Board of Directors, has resigned from his positions as Chief Executive Officer and Chairman of the Board of Directors of Liberate Technologies, Inc. (“Liberate”). Mr. Vachon continues to hold a significant equity interest in Liberate. The Company disclosed in its March 6, 2007 press release announcing Mr. Vachon’s appointment to the Company’s Board of Directors that Liberate held 2,253,374 shares of the Company’s common stock as of February 28, 2007.

As previously disclosed in the Company’s March 6, 2007 press release, prior to Mr. Vachon’s appointment to the Company’s Board of Directors, Liberate entered into a stock trading plan for its shares of the Company’s common stock pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934 and the Company’s policy regarding transactions in its securities by insiders. Rule 10b5-1 allows insiders to adopt written, pre-arranged stock trading plans when they do not have material, non-public information. Using these plans, insiders can gradually diversify their investment portfolios, spread stock trades out over an extended period of time to reduce any market impact and avoid concerns about whether they had material, non-public information when they sold their stock. Once established, the insider retains no discretion over purchases and sales under a 10b5-1 trading plan. The pre-arranged trades are executed through a broker at later dates without regard to any subsequent material non-public information the insider may receive.

Subsequent to Mr. Vachon’s resignation from his positions at Liberate, the Company has been informed that Liberate intends to terminate its 10b5-1 stock trading plan. The Company does not have any information regarding Liberate’s future intentions with respect to its trading in the Company’s common stock, including any plans for disposition of Liberate’s existing holdings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 29, 2007	INTERSTATE BAKERIES
CORPORATION

	By:	/s/ Ronald B. Hutchison
Ronald B. Hutchison
Executive Vice President and
Chief Financial Officer